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                                                                      EXHIBIT 24

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in the registration statements of Bell Atlantic Corporation on Form S-8 (File Nos. 33-10378 and 2-92149) of our report dated April 19, 1995 on our audits of the financial statements of the Bell Atlantic Savings and Security Plan (Non-Salaried Employees) as of December 31, 1994 and 1993 and for the years then ended, and the schedule of investments of the Bell Atlantic Master Savings Trust as of December 31, 1994, which report is included in this Annual Report on Form 11-K, which is filed as
Exhibit 99b to Form 10-K of Bell Atlantic Corporation for the year ended December 31, 1994.

                                          Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
April 28, 1995